COLUMBIA PROPERTY TRUST, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

Year Ended December 31, 2014
Fixed charges
Interest expense[1]	$68,511
Total fixed charges	$68,511

Earnings available for fixed charges
Net income	$92,635
Add: Fixed charges	68,511
Total earnings available for fixed charges	$161,146

Ratio of earnings to fixed charges	2.35

[1]	Interest expense has been adjusted to exclude interest income related to development authority bonds, which is entirely offset by the related interest income.